Exhibit 99.1

LSB INDUSTRIES, INC. REPORTS OPERATING RESULTS

FOR THE 2021 THIRD QUARTER

Achieves Record Third Quarter Adjusted EBITDA

Positioned for Profitable Growth After Transformative Exchange Transaction and Debt Refinancing

OKLAHOMA CITY, Oklahoma…November 1, 2021…LSB Industries, Inc. (NYSE: LXU) (“LSB” or the “Company”) today announced results for the third quarter ended September 30, 2021.

Third Quarter Highlights

•	Net sales of $127.2 million compared to $74.0 million in the third quarter of 2020
•	Adjusted EBITDA(1) of $37.7 million compared to $10.2 million in the third quarter of 2020
•	Adjusted EBITDA(1) margin of 29.6% compared to 13.8% in the third quarter of 2020
•	Total liquidity of approximately $81.1 million as of September 30, 2021
•	Completed exchange transaction converting outstanding preferred stock into shares of common stock, leading to credit rating upgrade and debt refinancing and significant reduction in cost of capital

“I am very pleased to report that over the past two months, we completed a series of steps that have transformed the financial foundation of our Company and positioned LSB to enter a new phase of growth and value creation,” stated Mark Behrman, LSB Industries’ President and CEO.  “In late September, we closed on our transaction with Eldridge Industries to exchange Eldridge’s $310 million of LSB preferred stock for shares of our common stock.  With this liability removed from our balance sheet, we received credit rating upgrades from the major rating agencies and proceeded in refinancing our debt through an offering of new senior notes.  Both transactions have helped us significantly reduce our cost of capital and bolster our liquidity.  We now have the flexibility to pursue earnings and cash flow growth opportunities through both organic initiatives and accretive acquisitions.”

Mr. Behrman continued, “Turning to our third quarter 2021 results, we delivered significant year-over-year growth in both our top and bottom line, despite an extensive turnaround at our Cherokee facility.  Net sales increased 72% while adjusted EBITDA was up almost 270% versus the same period last year and reached an all-time third quarter record level for our chemical operations.  These outstanding results reflect continued robust demand and pricing trends for both our agricultural and industrial products coupled with consistent operating performance by our facilities and the operating leverage inherent in our business model.”

(1	) This is a Non-GAAP measure. Refer to the Non-GAAP Reconciliation section

_______________________________________________________________________________________________________________________________

Third Quarter Results Overview

	Three Months Ended September 30,
	2021		2020
	(Dollars in thousands)
Net Sales by Market Sector	Net Sales	Sector Mix	Net Sales	Sector Mix	% Change
Agricultural	$ 51,102	40%	$ 31,986	43%	60%
Industrial	63,920	50%	32,372	44%	97%
Mining	12,177	10%	9,611	13%	27%
	$ 127,199		$73,969		72%

Comparison of 2021 to 2020 quarterly periods:

•

Net sales of our agricultural products increased during the quarter relative to the prior year period driven by stronger pricing for UAN, HDAN and ammonia.  Partially offsetting the benefit of stronger pricing was an extended turnaround at the Cherokee facility and the resultant lost production and sales volume.

•

Net sales of our industrial and mining products increased as a result of higher pricing related to a rise in the Tampa ammonia benchmark price, to which many of our industrial contracts are tied.  Also benefitting industrial sales was the continued ramp up of a new nitric acid offtake agreement along with general strength in the U.S. economy, including the key automotive, home building and power generation end-use markets for our products.

•

The year-over-year improvement in operating income and adjusted EBITDA was primarily the result of the higher selling prices along with stronger Industrial volumes partially offset by the lost fixed cost absorption resulting from the aforementioned Turnaround at the Cherokee facility and higher natural gas feedstock prices.

The following tables provide key sales metrics for our Agricultural products:

	Three Months Ended September 30,
Product (tons sold)	2021	2020	% Change
Urea ammonium nitrate (UAN)	82,556	140,524	(41) %
High density ammonium nitrate (HDAN)	37,011	27,800	33%
Ammonia	14,100	20,181	(30) %
Other	2,394	2,824	(15) %
	136,061	191,329	(29) %

Average Selling Prices (price per ton) (A)
UAN	$ 305	$ 130	135%
HDAN	$ 355	$ 201	76%
Ammonia	$ 545	$ 182	200%

(A) Average selling prices represent “net back” prices which are calculated as sales less freight expenses divided by product sales volume in tons.

The following table indicates the volumes sold of our major Industrial and Mining products:

	Three Months Ended September 30,
Product (tons sold)	2021	2020	% Change
Ammonia	65,901	68,366	(4) %
AN, Nitric Acid, Other	101,540	74,753	36%
	167,441	143,119	17%

Tampa Ammonia Benchmark (price per metric ton)	$ 610	$ 207	195%

Input Costs
Average natural gas cost/MMBtu	$ 3.71	$ 1.98	87%

Financial Position and Capital Expenditures

As of September 30, 2021, our total cash position was $32.9 million. Additionally, LSB had approximately $48.2 million of borrowing availability under its Working Capital Revolver resulting in total liquidity of approximately $81 million.  Total long-term debt, including the current portion, was $469.9 million on September 30, 2021 compared to $484.2 million on December 31, 2020.  On September 27, 2021, the Company closed on a transaction to exchange approximately $310 million of the Series E Redeemable Preferred stock held by Eldridge Industries for shares of LSB common stock.  The Company’s new common share count following the completion of the transaction is approximately 88.8 million shares.

Interest expense for the third quarter of 2021 was $13.0 million compared to $12.6 million for the same period in 2020.

Cheryl Maguire, LSB’s Chief Financial Officer, stated, “On October 14, 2021 we closed on an offering of $500 million of senior secured notes due 2028, bearing an interest rate of 6.250%, which we used to redeem our $435 million of 9.625% senior notes that were due to mature in 2023, with the balance being used to enhance the liquidity of our balance sheet and for general corporate purposes.  By reducing the interest rate on our notes by nearly 340 basis points we expect to recognize an annual cash interest expense savings of approximately $11 million, enhancing our cash flow and positioning us to more aggressively pursue our growth strategies despite increasing our overall debt.”

Capital expenditures were approximately $26.1 million for the first nine months of 2021. For the full year, total capital expenditures related to capital work to be performed in 2021 are expected to be approximately $35 - $40 million, inclusive of investments for margin enhancement purposes.

Outlook

The environment for U.S. agricultural markets remains very favorable as a result of a combination of stronger farm incomes in 2020, increased demand for corn from China and other countries, and dry conditions in South America and the Western U.S. which have collectively constricted global corn supplies and pushed corn prices to levels well above the average of the past seven years, despite a recent pullback from peak levels. This translates into strong demand and a significant increase in pricing for fertilizers.

Our industrial business also continues to benefit from solid demand from key end markets including homebuilding and power generation.  While auto sales have backed off after rebounding from early 2020 pandemic lows and reaching peak levels in April of 2021 due to a shortage of microprocessors, we have yet to see any reduction in demand for our nitric acid, due in part to a large, multi-year contract we commenced in the first quarter of this year.   Economic forecasts point to continued expansion, including those from The International Monetary Fund, that predicts 6% year-over-year GDP growth for the U.S. in 2021, the largest percentage increase since 1984, and a solid 5% for 2022.  The strength in the Tampa ammonia price also has positive implications for our industrial business as many industrial chemical contracts are indexed to the Tampa ammonia price.

As it relates to the surge in natural gas prices that began in the first quarter of this year, many of our industrial contracts are cost-plus, enabling us to pass along the cost of gas to our customers.  On the agricultural side of our business, natural gas price inflation has thus far been significantly outpaced by the increase in selling prices for ammonia, UAN and HDAN and also caused ammonia producers in certain regions, particularly Europe where gas costs now exceed $20/MMBtu, to take production offline, constraining global ammonia supply and causing further increase in ammonia selling prices.

Collectively, these factors make us very optimistic for continued strong sales and adjusted EBITDA levels for the balance of 2021 and well into 2022, which combined with our lower cost capital structure should enable us to generate consistent positive free cash flow that we plan to invest in bottom line growth initiatives.

Conference Call

LSB’s management will host a conference call covering the third quarter results on Tuesday, November 2, 2021 at 10:00 am ET / 9:00 am CT to discuss these results and recent corporate developments.  Participating in the call will be President & Chief Executive Officer, Mark Behrman and Executive Vice President & Chief Financial Officer, Cheryl Maguire. Interested parties may participate in the call by dialing (201) 689-8451.  Please call in 10 minutes before the conference is scheduled to begin and ask for the LSB conference call.  To coincide with the conference call, LSB will post a slide presentation at www.lsbindustries.com on the webcast section of the Investor tab of our website.

To listen to a webcast of the call, please go to the Company’s website at www.lsbindustries.com at least 15 minutes prior to the conference call to download and install any necessary audio software.  If you are unable to listen live, the conference call webcast will be archived on the Company’s website.

LSB Industries, Inc.

LSB Industries, Inc., headquartered in Oklahoma City, Oklahoma, manufactures and sells chemical products for the agricultural, mining, and industrial markets. The Company owns and operates facilities in Cherokee, Alabama, El Dorado, Arkansas and Pryor, Oklahoma, and operates a facility for a global chemical company in Baytown, Texas. LSB’s products are sold through distributors and directly to end customers primarily throughout the United States and parts of Mexico and Canada. Additional information about the Company can be found on its website at www.lsbindustries.com.

Forward-Looking Statements

Statements in this release that are not historical are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance including the effects of the COVID-19 pandemic and anticipated performance based on our growth and other strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or actual achievements to differ materially from the results, level of activity, performance or anticipated achievements expressed or implied by the forward-looking statements. Significant risks and uncertainties may relate to, but are not limited to, business and market disruptions related to the COVID-19 pandemic, market conditions and price volatility for our products and feedstocks, as well as global and regional economic downturns, including as a result of the COVID-19 pandemic, that adversely affect the demand for our end-use products; disruptions in production at our manufacturing facilities; our ability to complete the preferred stock exchange transaction on the terms disclosed or at all and other financial, economic, competitive, environmental, political, legal and regulatory factors. These and other risk factors are discussed in the Company’s filings with the Securities and Exchange Commission (SEC).

Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Unless otherwise required by applicable laws, we undertake no obligation to update or revise any forward-looking statements, whether because of new information or future developments.

See Accompanying Tables

Company Contact: Cheryl Maguire, Executive Vice President & CFO (405) 510-3524 Fred Buonocore, CFA, Vice President of Investor Relations (405) 510-3550 fbuonocore@lsbindustries.com

LSB Industries, Inc.

Condensed Consolidated Statement of Operations

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
	(In Thousands, Except Per Share Amounts)
Net sales	$127,199	$73,969	$366,011	$262,413
Cost of sales	109,752	75,028	305,496	241,900
Gross profit (loss)	17,447	(1,059)	60,515	20,513

Selling, general and administrative expense	11,600	7,068	28,938	25,578
Other expense, net	474	875	217	240
Operating income (loss)	5,373	(9,002)	31,360	(5,305)

Interest expense, net	12,956	12,554	37,618	38,509
Gain on extinguishment of debt	—	—	(10,000)	—
Non-operating other expense (income), net	1,326	216	2,466	(587)
Income (loss) before provision (benefit) for income taxes	(8,909)	(21,772)	1,276	(43,227)
Provision (benefit) for income taxes	19	(1,370)	(187)	(3,008)
Net income (loss)	(8,928)	(20,402)	1,463	(40,219)

Dividends on convertible preferred stocks	75	75	225	225
Dividends on Series E redeemable preferred stock	10,190	8,889	29,914	25,885
Accretion of Series E redeemable preferred stock	499	508	1,523	1,517
Deemed dividend on Series E and Series F redeemable preferred stocks	231,812	—	231,812	—
Net loss attributable to common stockholders	$(251,504)	$(29,874)	$(262,011)	$(67,846)

Basic and dilutive net loss per common share	$(6.39)	$(0.81)	$(6.94)	$(1.85)

Adjusted Net Income and Adjusted EPS (1)
Adjusted net income (loss) attributable to common stockholders, excluding Exchange Transaction	$(9,003)	$(20,477)	$1,238	$(40,444)
Other adjustments	15,645	1,743	19,716	6,849
Adjusted Net income (loss)	$6,642	$(18,734)	$20,954	$(33,595)

Adjusted net income (loss) per common share Excluding Exchange Transaction and Other Adjustments (1)	$0.07	$(0.49)	$0.24	$(0.88)

(1)This is a Non-GAAP measure. Refer to the Non-GAAP Reconciliation section

LSB Industries, Inc.

Consolidated Balance Sheets

	September 30,	December 31,
	2021	2020
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$32,855	$16,264
Accounts receivable	66,082	42,929
Allowance for doubtful accounts	(377)	(378)
Accounts receivable, net	65,705	42,551
Inventories:
Finished goods	16,536	17,778
Raw materials	1,670	1,795
Total inventories	18,206	19,573
Supplies, prepaid items and other:
Prepaid insurance	1,879	12,315
Precious metals	10,670	6,787
Supplies	26,011	25,288
Other	7,629	6,802
Total supplies, prepaid items and other	46,189	51,192
Total current assets	162,955	129,580

Property, plant and equipment, net	869,497	891,198

Other assets:
Operating lease assets	28,308	26,403
Intangible and other assets, net	13,784	6,121
	42,092	32,524

	$1,074,544	$1,053,302

LSB Industries, Inc.

Consolidated Balance Sheets (continued)

	September 30,	December 31,
	2021	2020
	(In Thousands)
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$73,658	$46,551
Short-term financing	1,083	13,576
Accrued and other liabilities	50,772	30,367
Current portion of long-term debt	9,249	16,801
Total current liabilities	134,762	107,295

Long-term debt, net	460,637	467,389

Noncurrent operating lease liabilities	20,704	19,845

Other noncurrent accrued and other liabilities	4,040	6,090

Deferred income taxes	31,333	30,939

Commitments and contingencies

Redeemable preferred stocks:
Series E 14% cumulative, redeemable Class C preferred stock, no par value, no shares issued or outstanding at September 30, 2021; (210,000 shares issued; 139,768 outstanding; aggregate liquidation preference $278 million at December 31, 2020)	—	272,101
Series F redeemable Class C preferred stock, no par value, no shares issued or outstanding at September 30, 2021; (1 share issued and outstanding; aggregate liquidation preference of $100 at December 31, 2020)	—	—

Stockholders' equity:
Series B 12% cumulative, convertible preferred stock, $100 par value; 20,000 shares issued and outstanding; aggregate liquidation preference of $3.4 million ($3.3 million at December 31, 2020)	2,000	2,000
Series D 6% cumulative, convertible Class C preferred stock, no par value; 1,000,000 shares issued and outstanding; aggregate liquidation preference of $1.4 million ($1.3 million at December 31, 2020)	1,000	1,000
Common stock, $.10 par value; 150 million shares authorized, 90 million shares issued (75 million shares authorized, 40 million shares issued at December 31, 2020)	8,983	3,991
Capital in excess of par value	489,107	197,352
Accumulated deficit	(71,461)	(41,487)
	429,629	162,856
Less treasury stock, at cost:
Common stock, 1 million shares (2.1 million shares at December 31, 2020)	6,561	13,213
Total stockholders' equity	423,068	149,643
	$1,074,544	$1,053,302

LSB Industries, Inc.

Non-GAAP Reconciliations

This news release includes certain “non-GAAP financial measures” under the rules of the Securities and Exchange Commission, including Regulation G. These non-GAAP measures are calculated using GAAP amounts in our consolidated financial statements.

EBITDA and Adjusted EBITDA Reconciliation

EBITDA is defined as net income (loss) plus interest expense, less gain on extinguishment of debt, plus depreciation and amortization (D&A) (which includes D&A of property, plant and equipment and amortization of intangible and other assets), plus provision for income taxes. Adjusted EBITDA is reported to show the impact of one time/non-cash or non-operating items-such as, loss (gain) on sale of a business and other property and equipment, one-time income or fees, certain fair market value (FMV) adjustments, non-cash stock-based compensation, and consulting costs associated with reliability and purchasing initiatives (Initiatives). We historically have performed turnaround activities on an annual basis; however, we have moved towards extending Turnarounds to a two or three-year cycle. Rather than being capitalized and amortized over the period of benefit, our accounting policy is to recognize the costs as incurred.  Given these Turnarounds are essentially investments that provide benefits over multiple years, they are not reflective of our operating performance in a given year.

We believe that certain investors consider EBITDA a useful means of measuring our ability to meet our debt service obligations and evaluating our financial performance. In addition, we believe that certain investors consider adjusted EBITDA as more meaningful to further assess our performance. We believe that the inclusion of supplementary adjustments to EBITDA is appropriate to provide additional information to investors about certain items.

EBITDA and adjusted EBITDA have limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP. Because not all companies use identical calculations, this presentation of EBITDA and adjusted EBITDA may not be comparable to a similarly titled measure of other companies. The following table provides a reconciliation of net income (loss) to EBITDA and adjusted EBITDA for the periods indicated. Adjusted EBITDA margin is calculated by taking adjusted EBITDA divided by Net Sales.

Adjusted Net Income (Loss) and Adjusted Net Income (Loss) Per Share

Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per share have been adjusted for the impact of the closing of the Exchange Transaction on September 27, 2021 as well as the one time/non-cash or non-operating items referred to in the above section relating to Adjusted EBITDA.

LSB Industries, Inc.

Non-GAAP Reconciliations (continued)

LSB Consolidated ($ in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Net Income (loss)	$ (8,928)	$ (20,402)	$ 1,463	$ (40,219)
Plus:
Interest expense	12,956	12,554	37,618	38,509
Depreciation and amortization	17,970	17,700	52,324	52,903
Gain on Extinguishment of debt-PPP loan	-	-	(10,000)	-
Provision (benefit) for income taxes	19	(1,370)	(187)	(3,008)
EBITDA	$ 22,017	$ 8,482	$ 81,218	$ 48,185

Stock-based compensation	2,553	447	4,329	1,627
Change of Control	3,223	-	3,223	-
Noncash loss (gain) on natural gas contracts	-	(669)	(1,205)	(538)
Legal fees (Leidos)	271	901	1,598	5,143
Loss on disposal of assets	516	887	690	610
FMV adjustment on preferred
stock embedded derivatives	1,106	141	2,258	(616)
Consulting costs associated with Initiatives	-	2	-	578
Turnaround costs	7,976	34	8,823	45
Adjusted EBITDA	$ 37,662	$ 10,225	$ 100,934	$ 55,034

Adjusted EBITDA Margin	29.6%	13.8%	27.6%	21.0%

LSB Industries, Inc.

Non-GAAP Reconciliations (continued)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2021		2020		2021		2020

Numerator:
Net loss attributable to common stockholders	$ (251,504)	$	$ (29,874)	$	$ (262,011)	$	$ (67,846)
Adjustments for Exchange Transaction:
Dividend requirements on Series E Redeemable Preferred	10,190		8,889		29,914		25,885
Deemed dividend on Series E and Series F Redeemable Preferred	231,812		-		231,812		-
Accretion of Series E Redeemable Preferred	499		508		1,523		1,517
Adjusted net income (loss) attributable to common stockholders, excluding Exchange Transaction	(9,003)		(20,477)		1,238		(40,444)
Other Adjustments:
Stock-based compensation	2,553		447		4,329		1,627
Change of control	3,223		-		3,223		-
Noncash loss (gain) on natural gas contracts	-		(669)		(1,205)		(538)
Legal fees (Leidos)	271		901		1,598		5,143
Loss (gain) on disposal of assets	516		887		690		610
FMV adjustment on preferred stock embedded derivative	1,106		141		2,258		(616)
Consulting costs associated with reliability and purchasing initiatives	-		2		-		578
Turnaround costs	7,976		34		8,823		45
Adjusted net income (loss) attributable to common stockholders, excluding Exchange Transaction and other adjustments	$ 6,642	$	$ (18,734)	$	$ 20,954	$	$ (33,595)
Denominator:
Adjusted weighted-average shares for basic and diluted net loss per share and for adjusted net income (loss) per share, excluding Exchange Transaction (14)	39,351,875		36,675,477		37,752,342		36,654,416
Adjustment:
Unweighted shares, including unvested restricted stock subject to forfeiture	49,472,600		1,285,023		51,072,133		1,306,084
Outstanding shares, net of treasury, at period end for adjusted net income (loss) per share, excluding Exchange Transaction and other adjustments	88,824,475		37,960,500		88,824,475		37,960,500

Basic and diluted net loss per common share	$ (6.39)	$	$ (0.81)	$	$ (6.94)	$	$ (1.85)

Adjusted net income (loss) per common share, excluding Exchange Transaction	$ (0.23)	$	$ (0.56)	$	$ 0.03	$	$ (1.10)

Adjusted net income (loss) per common share, excluding Exchange Transaction and other adjustments	$ 0.07	$	$ (0.49)	$	$ 0.24	$	$ (0.88)

[2]	(1) Excludes the weighted-average shares of unvested restricted stock that are subject to forfeiture

Agricultural Sales Price Reconciliation

The following table provides a reconciliation of total agricultural net sales as reported under GAAP in our consolidated financial statement reconciled to netback sales which is calculated as net sales less freight expenses. We believe this provides a relevant industry comparison among our peer group.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Agricultural net sales ($ in thousands)	$ 51,102	$ 31,986	$ 162,523	$ 138,441

Less freight	1,984	2,172	9,698	11,638

Agricultural netback sales	$ 49,118	$ 29,814	$ 152,825	$ 126,803